CORRECTING and REPLACING Titan Global Announces Revenue of $122 Million in First Quarter 2008
Wednesday January 30, 11:09 am ET

Quarterly Revenues Increase Four-fold Compared with Previous Year as Company Continues Integration of Recently Acquired Operating Divisions

RICHARDSON, Texas--(BUSINESS WIRE)--Please note that ticker symbol has been corrected. Also, under the Business Segment Review header, the first sentence should read xxx net loss of $435,000 (sted net operating loss).

The corrected release reads:

TITAN GLOBAL ANNOUNCES REVENUE OF $122 MILLION IN FIRST QUARTER 2008

Quarterly Revenues Increase Four-fold Compared with Previous Year as Company Continues Integration of Recently Acquired Operating Divisions

Titan Global Holdings, Inc. (OTCBB:TTGLE - News), a high growth diversified holding company, today announced record revenue of $122 million and a consolidated net operating loss of $24.4 million or $.48 per diluted share for the first quarter ended November 30, 2007, compared to revenue of $30 million and a consolidated net operating loss of $5.9 million, or $.12 per diluted share for the first quarter ended November 30, 2006.

Titan’s consolidated net operating loss for the first quarter of 2008 includes the significant net write-downs of goodwill in Titan’s Communication and Global Brands Divisions, which totaled $21.1 million and additional asset write-downs in Titan’s Communications Division of $4.4 million.

“The write-downs at our Communications and Global Brands Divisions reflect a re-alignment of the business model and strategic direction with each,” said Bryan Chance, President and Chief Executive Officer of Titan Global Holdings. “In addition, in our first quarter, we successfully completed and integrated Appalachian Oil Company, the first acquisition of Titan Global Energy Group. Finally, our Electronics and Homeland Security Division continued to strengthen with organic revenue growth coupled with the acquisition of the assets of Nexus Nano Custom Electronics, Inc.”

Below are summaries of the first quarter financial performance and business highlights of each Titan Division. Titan continues to integrate its recently formed Titan Apparel Inc. and the assets of Global Brands Marketing, Inc. it acquired in December, 2007 after the first quarter ended November 30, 2007.

Business Segment Review

Titan Global Energy Group generated revenues of $90 million and a net loss of $435,000 for the first quarter of 2008. Titan Global Energy Group was formed to acquire and manage complementary assets in the dynamic energy sector. Titan completed its first acquisition in this sector on September 17, 2007, with the acquisition of Appalachian Oil Company (“Appco”), a leading petroleum provider in the Southeastern United States. Titan Global Energy Group now represents 74% of Titan’s consolidated revenues, with new high-growth initiatives already launched.

During the second quarter of fiscal year 2008, Appco plans to increase liquid margins (margins on the sale of petroleum products) by introducing E10, a next-generation fuel consisting of 10% ethanol and 90% unleaded gasoline, in five locations. Additionally, Appco has successfully negotiated with brand petroleum suppliers to begin splash-blending ethanol into brand petroleum at certain locations.

“We had an abbreviated first quarter with Titan during which rising market prices of petroleum during the first fiscal quarter of 2008 limited our liquid margins,” said Marty Anderson, Chief Executive Officer of Appalachian Oil Company. “However, our initiatives to further penetrate our markets with biofuels such as ethanol and to expand splash-blending of these fuels will enhance margins in future quarters. Additionally, we recently completed negotiations with a new primary grocery and merchandise supplier, which will enhance inside margins and cash flow as well.”

Titan’s Communication Division recorded revenue of $22.3 million and a net loss of $18.7 million for the first quarter of 2008 compared to revenue of $24.5 million and a net loss of $126,000 for the first fiscal quarter of 2007. The net operating loss for the first quarter of 2008 included a goodwill impairment charge of $14.6 million and other asset write-downs of $4.5 million. During the first quarter of fiscal year 2008 the Communication Division realized losses from its owned and leased network operations and uncollected or reserved receivables.

Titan has initiated a plan to revitalize its Communication Division during the second quarter of 2008. This plan includes the following:

•	Titan will ”wind down“ owned and leased network operations in its Oblio Telecom Inc. and Starttalk Inc. units.

•
Titan Communications will focus on its core competency in the marketing and distribution of prepaid phone cards. To this end, Titan is in late stage negotiations with a tier one telecom provider wherein it will manage the network and platform risk.

•
Titan is pursuing agreements with foreign incumbent phone companies based on business models wherein it will provide marketing and distribution and the incumbent phone company will provide call termination under a revenue sharing agreement.

•	Expand distribution scope through point of sale activated product. Titan Communications expects to launch POSA product in its third quarter of fiscal year 2008.

•
Titan Wireless concluded the unit’s CDMA platform hadn’t achieved expected results and the outlook was bleak given the cost of CDMA handsets and network costs. After exploring strategic options, Titan agreed to sell the assets of this unit on January 25, 2008, to a group led by its management for approximately $2.5 million, including the issuance of a receivable note and assumed liabilities.

•	Titan Wireless is examining options to sell prepaid products supported by GSM platforms. The cost of GSM handsets and network costs are lower than comparable CDMA handsets and network costs.

“In prior periods our Communication Division had produced substantial cash flow for Titan and enjoyed tremendous success,” said Mr. Chance. “The migration to our own network platform proved to be a daunting task and we were unsuccessful in this effort. We look to reposition this business unit and return to our core competency of marketing and distributing to first and second generation Americans with trusted products managed by capable tier one telecom partners. As our Communication Division was successful in the past it will be successful in the future.”

Titan’s Electronics and Homeland Security Division recorded revenues of $6.8 million and net income of $574,000 for the first quarter of fiscal 2008 compared to revenues of $5.4 million and net losses of $5.2 million in the first fiscal quarter of 2007.

“Our Electronics Division continues to grow in a time of economic uncertainty and outperform the North American printed circuit board market,” said Curtis Okumura, President and Chief Executive Officer of Titan Electronics and Homeland Security Division. “Mike Kadlec and his nationwide “rep-centric” approach continue to allow us to serve more customers in more diverse industries and locations. We will continue to seek opportunities to manufacture printed circuit boards more efficiently and to aggressively penetrate the North American PCB market.”

Titan’s Global Brands Division recorded revenue of $3.2 million and a net loss of $7.7 million in the first quarter of 2008. The net operating loss for the first quarter of 2008 includes goodwill impairment charges of $6.6 million.

Titan formed its Global Brands division to consolidate and integrate the management of value brands in the growing network of Titan’s various subsidiaries.

Titan Global Brands Division completed its acquisition of USA Detergents, Inc., (“USAD”) in October, 2007. Titan Global acquired USAD’s value brands such as Country Air, Crystal Shine, Fine Care HS, Swiss Pine, Touch of Glass, Laundry Bright, Plumber’s Aid, Power Scrub and Xtra Easy.

In December, 2007, Titan Global Brands Division formed Titan Apparel, Inc. and acquired the assets of Global Brand Marketing, Inc. (GBMI), including inventory, accounts receivable and intellectual property assets. GBMI, located in Santa Barbara, CA, owns the popular brands Dry-shod, No Mass, Mehandi and Funflopps. Additionally, GBMI has been the global licensee for well-known brands Nautica, Sean John and 7ForAllMankind. GBMI operated under the banner Global Feet and sold its footwear products in 130 countries worldwide. Over its history GBMI has won dozens of footwear industry awards.

During the second quarter of fiscal year 2008, Titan made a strategic decision to cease the manufacturing operations of USAD. As a result, USAD ceased its owned plant filling operations of its liquid cleaners. Titan is currently evaluating options to maximize the value of USAD’s brand names by outsourcing filling and packaging or by licensing the brand names to other manufacturers and distributors. Additionally, Titan is pursuing options to gain value from the other operating assets of USAD. Currently, Titan is in negotiations with various parties regarding the sale of USAD’s assets.

“We concluded the inherent value in USA Detergents was its trusted brands,” said Frank Orlando, President and Chief Executive Officer of USA Detergents, Inc. “We are in advanced discussions regarding the sale of its assets. We expect to conclude a transaction during our second quarter.”

“Our integration of the assets of Global Brand Marketing is progressing on schedule,” said Kurt Jensen, Chairman of Titan Apparel, Inc. “With GBMI we acquired a talented management team with valuable brands and intellectual property.”

About Titan Global Holdings

Titan Global Holdings is a diversified holding company with a dynamic portfolio of subsidiaries spanning energy, communications, consumer products and electronics and homeland security. The Company takes advantage of valuable synergies between its subsidiaries to maximize revenue growth, internal development and strategic acquisitions. In fiscal 2007 Titan generated in excess of $111 million in revenues on a consolidated basis. Additionally, Titan launched Titan Global Energy Group during the first quarter adding over $400 million in annual revenues in the dynamic energy sector. Titan also added valuable brands through the USA Detergents acquisition and bolstered its Electronics and Homeland Security Division with the purchase of the assets of Nexus Nano Custom Electronics, Inc. Titan’s diversified revenue base is positioned to succeed in various economic climates.

Titan’s operating divisions include the following:

Titan Global Energy Group aggregates traditional and next-generation energy and fuel assets that can provide significant opportunities for growth in one of the world's largest and most critical markets.

Titan's Communications Division is poised to leverage valued brands and planned strategic relationships with tier one communications providers and incumbent destination carriers to address the prepaid communications needs of first generation Americans. The Communications Division is also pursuing efficient means to meet the prepaid wireless needs of its valued customers.

Titan Global Brands integrates, protects and expands brand management capabilities to leverage and optimize growth across Titan's worldwide distribution channels. We own or manage more than 100 brands that are distributed through efficient, overlapping and expansive distribution channels.

Titan Card Services capitalizes on the burgeoning multibillion dollar international prepaid money transfer sector. The Card Services division provides a seamless brand extension for Titan's growing family of prepaid products, currently sold through a nationwide network of more than 86,000 retailers.

Titan's Electronics and Homeland Security Division includes Titan PCB East, Inc., Titan PCB West, Inc. and NEO EMS. These companies specialize in the manufacture of advanced circuit boards and other electronic products for classified military and defense department customers, and other high-tech clients.

For more information, please visit: www.titanglobalholdings.com.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/titan/ or http://www.b2i.us/irpass.asp?BzID=1314&to=ea&s=0.

To view current news, visit http://www.trilogy-capital.com/tcp/titan/quote.html. To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/titan/factsheet.html.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of TTGL could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:
Trilogy Capital Partners
Financial Communications
Ryon Harms, Toll-free: 800-592-6067
ryon@trilogy-capital.com

Source: Titan Global Holdings, Inc.